Exhibit 23.2

Independent Accountants’ Consent

The Board of Directors

TGGT Holdings, LLC:

We consent to the use of our report dated February 21, 2014, with respect to the consolidated balance sheets of TGGT Holdings, LLC, as of November 14, 2013 and December 31, 2012, and the related consolidated statements of operations, cash flows, and members’ equity for the period from January 1, 2013 to November 14, 2013 and the years ended December 31, 2012 and 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Dallas, Texas

April 7, 2014